Exhibit 99.1

HAMILTON BANCORP, INC. TO COMMENCE STOCK OFFERING IN

CONNECTION WITH MUTUAL TO STOCK CONVERSION OF

HAMILTON BANK

Towson, Maryland – August 24, 2012 – Hamilton Bancorp, Inc., (the “Company”), the proposed holding company for Hamilton Bank (the “Bank”), announced today that on August 13, 2012, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System issued the conditional approval of the Bank’s application to convert to stock form and the Company’s application to acquire the Bank, respectively. The Company also announced today that the registration statement relating to the sale of the Company’s common stock was declared effective by the U.S. Securities and Exchange Commission on August 13, 2012.

The Company is offering for sale between 2,380,000 and 3,220,000 shares of common stock (subject to a 15% increase to up to 3,703,000 shares) at a purchase price of $10.00 per share. The Company is offering the shares of its common stock in a subscription offering, with first priority to depositors of the Bank with a qualifying deposit as of March 31, 2011, second to the Bank’s employee stock ownership plan and its 401(k) plan, third to depositors of the Bank with a qualifying deposit as of June 30, 2012 and fourth, to all other depositors of the Bank as of August 2, 2012.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Baltimore City and the Maryland counties of Anne Arundel, Baltimore, Carroll, Harford, Howard and Queen Anne’s. The community offering may begin concurrently with, during or after the subscription offering. The Company also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Stifel, Nicolaus & Company, Incorporated.

The Bank has established a Stock Information Center, which will open on August 27, 2012. Beginning on that date, interested investors should contact the Stock Information Center (toll-free) at 1-(877) 821-5783. Hours of operation will be from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except for bank holidays.

The subscription and community offering period is scheduled to conclude on September 20, 2012.

The Bank’s conversion from the mutual to the stock form of organization must be approved by its members at a special meeting of the Bank’s members (depositors). Offering and proxy materials are being mailed to eligible depositors. In addition, completion of the conversion and offering will be subject to, among other things, the receipt of final regulatory approvals.

Stifel, Nicolaus & Company, Incorporated is assisting Hamilton Bancorp, Inc. in selling its common stock in the subscription and community offerings on a best efforts basis. Stifel, Nicolaus & Company, Incorporated will serve as sole book-running manager in the syndicated community offering, if one is conducted.

Hamilton Bancorp, Inc., a newly formed Maryland corporation, is the proposed holding company for Hamilton Bank. Hamilton Bank is a Federal mutual savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its five full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in credit quality, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”). This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form), a copy of which can be obtained by contacting representatives of Hamilton Bancorp, Inc. at the Stock Information Center located at 18 Columbia Turnpike, Florham Park, New Jersey 07932 or by calling 1-(877) 821-5783.

The shares of common stock of Hamilton Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:

Robert A. DeAlmeida

President and Chief Executive Officer

(410) 823-4510